Exhibit 99.2

HUDSON HOLDING CORPORATION

2007 LONG-TERM INCENTIVE COMPENSATION PLAN

RESTRICTED STOCK AWARD AGREEMENT

This RESTRICTED STOCK AWARD AGREEMENT (the “Agreement”) is made and entered into by and between Hudson Holding Corporation, a Delaware corporation (the “Company”), and                                 , an employee of the Company or a Subsidiary Corporation (“Grantee”), as of this      day of                 .

Pursuant to the Hudson Holding Corporation 2007 Long-Term Incentive Compensation Plan (the “Plan”), the Board of Directors of the Company (the “Board”) has determined that the Grantee shall be granted restricted shares of the Company’s common stock, par value $.001 per share (the “Restricted Stock”) upon the terms and subject to the conditions hereinafter contained. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Plan.

Section 1. Number of shares of Restricted Stock. On the effective date hereof, the Company hereby grants to Grantee              shares of Restricted Stock, at no cost to the Grantee.

Section 2. Vesting. The Restricted Stock will vest as follows:

Vesting Dates	Percent of Grant

Section 3. Issuance of Restricted Stock. The Restricted Stock will be issued in uncertificated form. The Restricted Stock will be recorded in the name of the Grantee in the books and records of the Company’s transfer agent. Upon vesting and Grantee’s compliance with Section 8 hereof, the Company shall cause certificates for the Restricted Stock to be issued to Grantee.

Section 4. Transferability. The Restricted Stock may not be sold, transferred, pledged, exchanged, hypothecated or otherwise transferred or encumbered in any manner prior to vesting except by will or the laws of descent and distribution. The transferee of any Restricted Stock will be subject to all restrictions, terms, and conditions applicable to the Restricted Stock, including such further agreements and restrictions as may be required as a condition of the grant or issuance of shares.

Section 5. Termination of Employment. If the Grantee does not remain employed by the Company through the Final Vesting Date, all shares of Restricted Stock not vested as of the date Grantee is no longer employed by the Company will be forfeited.

Section 6. Shareholder Rights and Restrictions. The Grantee will generally have no rights of a shareholder with respect to the Restricted Stock prior to vesting, except to the extent necessary to comply with the Internal Revenue Code of 1986, as amended, in which event Grantee agrees to vote any shares of Restricted Stock in accordance with the recommendations of the Board of Directors of the Company.

Section 7. Taxes. The Grantee hereby agrees to pay to the Company any federal, state, or local taxes of any kind required by law to be withheld and remitted by the Company with respect to the Restricted Stock. The Grantee may satisfy such tax obligation, in whole or in part, by electing to have the Company withhold a portion of the Restricted Stock otherwise to be delivered upon vesting of the Restricted Stock with a Fair Market Value equal to the amount of such taxes. The election, if any, must be made on or before the date that the amount of tax to be withheld is determined. If the Grantee does not make such payment to the Company, the Company shall have the right to withhold from any payment of any kind otherwise due to the Grantee from the Company, any federal, state or local taxes of any kind required by law to be withheld with respect to the award or vesting of the Restricted Stock.

Section 8. Securities Law Compliance.

(a) The Grantee agrees that the Company may impose such restrictions on the Restricted Stock as are deemed advisable by the Company, including, without limitation, restrictions relating to listing or trading requirements. The Grantee further agrees that certificates representing the Restricted Stock may bear such legends and statements as the Company shall deem appropriate or advisable to assure, among other things, compliance with applicable securities laws, rules, and regulations.

(b) The Grantee agrees that any Restricted Stock which the Grantee may acquire by virtue of this Agreement may not be transferred, sold, assigned, pledged, hypothecated or otherwise disposed of by the Grantee unless (i) a registration statement or post-effective amendment to a registration statement under the Securities Act of 1933, as amended, with respect to such Restricted Stock has become effective so as to permit the sale or other disposition of such Restricted Stock by the Grantee, or (ii) there is presented to the Company an opinion of counsel satisfactory to the Company to the effect that the sale or other proposed disposition of such Restricted Stock by the Grantee may lawfully be made otherwise than pursuant to an effective registration statement or post-effective amendment to a registration statement relating to such Restricted Stock under the Securities Act of 1933, as amended.

Section 9. Rights of the Grantee. The granting of the Restricted Stock shall in and of itself not confer any right of the Grantee to continue in the employ of the Company, any subsidiary or affiliate and shall not interfere in any way with the right of the Company, any subsidiary or affiliate to terminate the Grantee’s employment at any time, subject to the terms of any employment agreement between the Company and the Grantee.

Section 10. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey, except to the extent otherwise governed by federal law.

Section 11. Right to Withhold Amounts Owed to the Company. The Company shall have the right to condition the vesting of any shares of Restricted Stock on the Grantee’s payment of all amounts then due and owing to the Company or any subsidiary or affiliate.

IN WITNESS WHEREOF, the parties have subscribed their names hereto.

Attest:	HUDSON HOLDING CORP.

By:	By:

DATE OF GRANT:

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ACCEPTANCE OF AGREEMENT

The Grantee hereby:

(a) Acknowledges that he has received a copy of the Company’s most recent Annual Report and other communications routinely distributed to the Company’s shareholders;

(b) Accepts this Agreement and the Restricted Stock granted to him under this Agreement subject to all provisions of this Agreement;

(c) Represents and warrants to the Company that he is acquiring the Restricted Stock for his own account, for investment, and not with a view to or any present intention of selling or distributing the Restricted Stock either now or at any specific or determinable future time or period or upon the occurrence or nonoccurrence of any predetermined or reasonably foreseeable event; and

(d) Agrees that no transfer of the Restricted Stock will be made unless the Restricted Stock have been duly registered under all applicable federal and state securities laws pursuant to a then effective registration which contemplates the proposed transfer or unless the Company has received the written opinion of, or satisfactory to, its legal counsel that the proposed transfer is exempt from such registration.

Grantee’s Signature:

Date:

(Print Name):

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